Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
OCULUS INNOVATIVE SCIENCES, INC.
Hojabr Alimi and Richard Conley certify that:
     1. They are the President and Secretary, respectively, of Oculus Innovative Sciences, Inc., a California corporation.
     2. Article III.A of the Company’s Articles of Incorporation is hereby amended to read in its entirety as follows:
     “Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred thirty million (130,000,000) shares. Of such authorized shares, one hundred million (100,000,000) shall be designated as Common Stock and thirty million (30,000,000) shall be designated as Preferred Stock. Five million five hundred thousand (5,500,000) shares of the Preferred Stock are designated “Series A Preferred Stock” and eleven million two hundred twenty-two thousand, two hundred twenty-two (11,222,222) shares of the Preferred Stock are designated “Series B Preferred Stock”. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in Article III(B).”
     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.
     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporation Code. The total number of outstanding shares of each class of the Corporation entitled to vote with respect to the amendment is 16,758,271 shares of Common Stock, 5,351,244 shares of Series A Preferred Stock, and 6,443,588 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting together as a single class, (ii) more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock voting as a single class, (iii) more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock voting as a single class, (iv) more than fifty percent (50%) of the outstanding shares of Common Stock voting as a single class, and (v) more than fifty percent (50%) of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class.
[Signature Page Follows]

     The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.
     Executed at Petaluma, California on August 10, 2005.

/s/ Hojabr Alimi

Hojabr Alimi, President

/s/ Richard Conley

Richard Conley, Secretary

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